EMPLOYMENT AGREEMENT

                    This Agreement (“Agreement”) is made and entered into as of the 1st day of May, 2004 between Richard Leto, residing at [employee address] (“Employee”), and Galyan’s Trading Company, Inc., an Indiana corporation (“Company”).

          1.       TERM OF EMPLOYMENT:  Subject to the terms of this Agreement, Company hereby agrees to employ Employee, and Employee hereby agrees to accept such employment, for the period beginning June 14, 2004 (the “Commencement Date”), and ending at the close of business on the third anniversary of the Commencement Date or on such earlier date upon which this Agreement is terminated in accordance with the provisions set forth herein (the “Initial Term”). Commencing on the first anniversary of the Commencement Date, the term of this Agreement shall automatically be extended each day by one day, until a date (the “Termination Date”) which is one (1) year following the first date on which either party delivers written notice of termination to the other.  The “Term” of this Agreement shall include any automatic extensions pursuant to the preceding sentence.

          2.        POSITION AND DUTIES:

                    (a) General Duties; Performance:  At all times during the Term, Employee shall serve as President and Chief Merchandising Officer responsible for marketing, merchandising and merchandise planning and, in such capacity, shall perform such duties and have such responsibilities not materially inconsistent with the foregoing as may from time to time be assigned or delegated to him by the Chief Executive Officer of the Company (the “CEO”).  During this period, Employee shall diligently and conscientiously devote his full and exclusive business time, energy and ability to his duties and the business of Company.  At all times during the Term (i) Employee shall perform his duties faithfully and efficiently, subject to the direction of the CEO; and (ii) Employee shall observe and comply with all directions, policies and regulations given or promulgated by the CEO.

                    (b) Non-Contravention:  Employee represents and warrants that (i) he has the full right and authority to enter into this Agreement and to render the services as required under this Agreement, (ii) as of the date of this Agreement he is not in breach of any obligation owed by him to Kohls, Inc. (“Kohls”), including any obligations set forth in his employment agreement with Kohls (the “Kohls Agreement”), (iii) that he has provided Company with a true and correct copy of the Kohls Agreement and that he has no obligations to Kohls other than those set out in the Kohls Agreement, (iv) by signing this Agreement he is not breaching any contract or other legal obligation he owes to any third party and (v) he is not party to any other agreement with Company or any other party providing for the performance by him of  services or, in the case of Company and its subsidiaries, for any compensation to be paid to him.

          3.       COMPENSATION, BENEFITS AND EXPENSES:  During the Term, Company shall compensate Employee for his services as follows:

                    (a) Salary and Expenses:  Company shall pay Employee a base salary at an annual rate of $600,000 for the period from the Commencement Date through and including March 31, 2005, $650,000 for the twelve month period commencing April 1, 2005, through March 31, 2006, and $700,000 for the twelve month period commencing April 1, 2006, through March 31, 2007, and thereafter salary increases will be adjusted from time to time under the Company’s annual salary review procedures, in each case less standard income and payroll tax withholding and other authorized deductions.  Such salary shall be earned and shall be payable in regular installments in accordance with Company’s normal payroll practices.  Employee shall also be entitled to reimbursement for reasonable business expenses in accordance with Company policy.

                    (b) Health Insurance:  Employee and his dependents shall be eligible to participate in Company’s group health plan as in effect from time to time for employees of Company.

                    (c) Bonus:  Employee shall be eligible to receive an annual bonus in accordance with the Company’s existing bonus program, with such bonus to be determined based on Company achieving its targeted operating income for the applicable fiscal year (the “Target Income”) as set forth in Company’s annual budget for such fiscal year prepared by management and approved by the Board.  The “Target Bonus” shall be equal to 75% of his base salary in each fiscal year beginning in fiscal year 2004, and may be increased by an uncapped, additional amount of Target Bonus pursuant to the schedule for incremental Target Bonus increases approved by the Board from time to time, subject to proration in the first year (2004), based on a fraction, the numerator of which is the number of days from the date Employee commences his duties as President and Chief Merchandising Officer (the “Start Date”) until the last day of Company’s 2004 fiscal year, and the denominator is 365.

                    (d) Vacation:  Employee shall be entitled to annual paid vacation in accordance with Company’s policies as in effect from time to time for similarly situated executive employees of Company, but not less than four weeks of paid vacation per year.

                    (e) Retirement Plan:  Employee shall be eligible to participate in Company’s retirement plans applicable to Employee, in accordance with the terms of such plans.  Employee understands that the Board monitors such plans or arrangements and may, from time to time, add benefits to or delete benefits from the plans or arrangements, or modify or terminate existing plans or arrangements, provided that no such modification or termination shall decrease the retirement benefits accrued by the Employee prior to the modification or termination without the written consent of the Employee.

                    (f) Company Stock/Options.  Provided that Employee has entered into this Agreement and commenced employment with Company by June 14, 2004, Company shall grant to Employee 250,000 options (the “Options”) pursuant to Company’s 1999 Stock Option Plan, as amended (the “Option Plan”), with a per share exercise price equal to the closing price of Company’s Common Stock on the date on which both parties have fully executed this Agreement.  The Options shall become vested in one-third increments on Employee’s first anniversary, second anniversary, and third anniversary with Company, provided Employee is employed by Company on such anniversary date.  The Options issued pursuant to the Option Plan shall be governed by and subject to the terms and conditions of such Plan and Employee’s Stock Option Agreement in substantially the form attached hereto as Exhibit A.

                    (g) Moving Expenses:  Company shall reimburse Employee for (i) reasonable expenses incurred in connection with Employee’s relocation to Indiana (including the relocation of Employee’s family and pets), (ii) the reasonable airfare and other commuting expenses every other week from the Commencement Date through June 30, 2006 (the “Transition Period”) between Milwaukee, Wisconsin and Indianapolis, Indiana, and (iii) fifty percent (50%) of Employee’s apartment rental expenses during the Transition Period.  In addition, Company shall provide Employee with third party assistance (including a guaranteed buy-out offer, if needed) in connection with the sale of Employee’s current home in Fox Point, Wisconsin, in accordance with Company’s home buy-out relocation policy as in effect on the date of this Agreement.

                    (h) Financial Planning Services:  Company shall pay for financial planning services for Employee from the firm of Brownson, Rehmus Foxworth, and Company and shall indemnify Employee against any incremental income tax liability incurred as a result of Company’s payment for such services.

          4.       TERMINATION:  Employee’s employment with Company during the Term may be terminated by Company under the circumstances described in this Section 4, and subject to the provisions of Section 5:

                    (a) Termination by Company for Cause:  Company may immediately terminate Employee’s employment for Cause by giving written notice to Employee identifying in reasonable detail the act or acts said to constitute “Cause.”  For purposes of this Agreement, “Cause” means Employee’s (i) intentional act of fraud, embezzlement, theft, or other material violation of the law in connection with or in the course of his employment, (ii) intentional illegal act that is likely to materially injure the reputation, business, or a business relationship of Company; (iii) intentional wrongful damage to material assets of Company; (iv) intentional wrongful disclosure of material confidential information of Company; (v) intentional wrongful competitive activity in material breach of Employee’s duty of loyalty; or (vi) breach of any material term of any stated material employment policy of Company; provided Company has given Employee written notice of such breach, and Employee has failed to cure such breach within ten (10) days after receipt of such notice.  For purposes of the preceding sentence, no act, or failure to act, on the part of Employee shall be deemed “intentional” if it was due primarily to an error in judgment or negligence, but shall be deemed “intentional” only if done, or omitted to be done, by Employee not in good faith and without reasonable belief that his act or omission was in or not opposed to the best interest of Company.

                    (b) Termination by Company for Other than Cause, Death, or Disability:  Company may immediately terminate Employee’s employment for any reason other than Cause, death, or Disability by giving ten (10) days written notice to Employee.

                    (c) Death:  Employee’s employment shall automatically terminate upon his death.

                    (d) Disability:  Employee shall not be considered in breach of this Agreement if he fails to perform the material duties of his employment because of a physical or mental condition that renders him unable to perform such services (hereafter referred to as “Disability”).  If for a continuous period of twelve (12) months during the Term, Employee fails to perform the material duties of his employment because of Disability, his employment shall terminate on the first anniversary of the beginning of his Disability.  If there is any dispute as to whether Employee has a Disability, this issue shall be settled by the opinion of an impartial reputable physician qualified to make the determination agreed upon for the purpose by Employee and Company, or failing such agreement within fourteen (14) days of a written request therefor by either party to the other, by an impartial reputable physician qualified to make the determination who is selected by agreement of a reputable physician selected by Company and a reputable physician selected by Employee.

                    (e) Termination by Employee for Good Reason.  Employee may terminate employment during the Term for “Good Reason” by delivering to Company (i) a Preliminary Notice of Good Reason (as defined below), and (ii) not earlier than thirty (30) days and not later than three (3) months from the delivery of such Preliminary Notice of Good Reason, a Notice of Termination.  For purposes of this Agreement, “Good Reason” means (i) the assignment (without the express written consent of Employee) to Employee of a materially lower position in the organization in terms of his responsibility, authority and status, any material reduction in Employee’s authority or status, or requiring Employee to perform services not commensurate with Employee’s ability, experience and qualifications; (ii) requiring Employee (without his consent) to relocate his primary work location more than fifty (50) miles away from the current principal office of Company in Plainfield, Indiana; (iii) any reduction in Employee’s base salary or bonus opportunity; (iv) any material breach by Company of the terms of this Agreement; or (v) failure of any successor of the Company to assume this Agreement; provided that “Good Reason” shall not include (A) acts not taken in bad faith which are cured by Company in all respects not later than twenty (20) days from the receipt by Company of a written notice from Employee identifying in reasonable detail the act or acts constituting “Good Reason” (a “Preliminary Notice of Good Reason”) or (B) acts taken by Company as a result of grounds for termination of employment for Cause pursuant to Section 4(a).  A Preliminary Notice of Good Reason shall not, by itself, constitute a Notice of Termination.

          5.       OBLIGATIONS UPON TERMINATION:

                    (a) Termination by Company for Cause:  If Company terminates Employee for Cause at any time during the Term, Employee will receive his base salary and other compensation and benefits earned under this Agreement but not yet paid or delivered to Employee as of the date of termination, including retirement benefits accrued through the date of such termination and payable under the terms of such plans, but excluding any bonus.

                    (b) Termination by Company for Other Than Cause, Disability, Death, or by Employee for Good Reason:  If Company terminates Employee’s employment for any reason other than Cause, Disability, or death at any time during the Term, or if Employee terminates employment for Good Reason pursuant to Section 4(e) during the Term, Employee shall receive, subject to the limitations set forth below, (i) his base salary and other compensation and benefits earned under this Agreement but not yet paid or delivered to Employee as of the date of his termination, including any bonus owed for the immediately preceding fiscal year and retirement benefits accrued through the date of such termination and payable under the terms of such plans, (ii) a lump sum payment equal to Employee’s Target Bonus for the fiscal year of termination, (iii) a lump sum equal to then-current base salary, less standard income and payroll tax withholding and other authorized deductions, from the date of termination until the later of the date that is (A) the first anniversary of the date of his termination or (B) the third anniversary of the Commencement Date (such period hereafter referred to as the “Severance Period); (iv) continued health coverage for the Severance Period, and (vi) a lump sum equal to the benefits that absent termination of employment would have accrued under Company’s tax-qualified and non-qualified retirement plans (which benefits shall be deemed fully vested) until the end of the Severance Period.

                    (c) Death or Disability: If Employee’s employment terminates pursuant to Section 4(c) or (d) as a result of his death or Disability, Employee shall be entitled to the same compensation as provided under Section 5(a).  In addition, Employee (or his estate) shall receive a payment (at such time as is consistent with the administration of Company’s bonus program) equal to a pro-rata share of the annual bonus he would have earned (as determined in a manner consistent with Section 3(c)) based on Company’s actual results for the fiscal year.  For purposes of the preceding sentence, Employee’s pro-rata share shall be a fraction of the number of days in the fiscal year, the numerator of which shall be the number of days in the fiscal year prior to Employee’s death or termination of employment pursuant to Section 4(d) and the denominator of which shall be 365.

                    (d) Exclusive Remedy:  Employee acknowledges that, other than the payments described in this Section 5 and Employee’s rights under any benefit plan of Company in which Employee participates, he shall have no other claims against, and be entitled to no other payments from, Company or its direct or indirect parents, subsidiaries, affiliates or related companies upon any termination or breach by Company of this Agreement.

          6.       LOYALTY, NON-COMPETITION AND CONFIDENTIALITY:  In consideration of the employment provided by Company, Employee agrees with Company as follows:

                    (a) Non-Competition:  Employee acknowledges that his position will give him access to confidential and highly sensitive non-public information of substantial importance to Company, including but not limited to financial information, identities of distributors, contractors and vendors utilized in Company’s business, non-public forms, contracts and other documents used in Company’s business, trade secrets used, developed or acquired by Company, information concerning the manner and details of Company’s operation, organization and management, Company’s business plans and strategies, price information, customer lists and research and development data, and that the services he will provide to Company are unique.  During the “Non-Competition Period” as defined in Section 6(f) hereof, Employee agrees that in addition to any other limitation, he will not directly or indirectly engage in, as an employee, consultant or otherwise, any business in the United States primarily engaged in the retail sporting goods or retail sports apparel business, nor will he accept employment, consult for, or participate, directly or indirectly, in the ownership or management of any enterprise in the United States engaged in such a business, such competing businesses currently include Academy Sports, Bass Pro, REI, Gander Mountain, Cabelas, Sports Authority, Dick’s Sporting Goods, Gart Sports, Modell’s, Copeland, Sports Chalet, Hibbett’s and Christie Sports, and any subsidiaries of any of them.  Notwithstanding the foregoing, Employee may invest as the holder of not more than four percent (4%) of the outstanding shares of any corporation whose stock is listed on any national or regional securities exchange or reported by the National Association of Securities Dealers Automated Quotation System or any successor thereto.

                    (b) Other Employees, Customers:  Employee agrees that during the Non-Competition Period, neither he nor any entity with which he is at the time affiliated (and which is not affiliated with Company) shall, directly or indirectly, hire or offer to hire or entice away or in any other manner persuade or attempt to persuade any officer, employee, agent or customer of Company or any of its affiliates, or any person who supplies goods or services or licenses intangible or tangible property to Company or any of its affiliates to discontinue his, her or its relationship with such entity.

                    (c) Confidentiality:  Except in the normal and proper course of his duties hereunder, Employee will not use for his own account or disclose to anyone else, during or after the Term of this Agreement, any confidential or proprietary information or material relating in the reasonable opinion of Company to Company’s operations or businesses, including Company’s subsidiaries, which he may obtain from Company, its subsidiaries or their officers, directors or employees, or otherwise during or by virtue of Employee’s employment by Company.  Confidential or proprietary information or material includes, without limitation, the following types of information or material, both existing and contemplated, regarding Company, its direct or indirect parents, subsidiaries, affiliates or related companies: proprietary data processing systems and software; corporate information, including contractual arrangements, plans, strategies, tactics, policies, resolutions, patent, copyright, trademark, and tradename applications, and any litigation or negotiations; marketing information, including sales or product plans, strategies, methods, customers, prospects, or market research data; financial information, including cost and performance data, debt arrangements, equity structure, investors, and holdings; operational and scientific information, including trade secrets, technical information, and personnel information, including personnel lists, resumes, personnel data, organizational structure, and performance evaluations; provided, however, that confidential or proprietary information shall not include any information that is generally available to the public without breach of this Agreement.

                    (d) Intangible Property:  All right, title and interest of every kind and nature whatsoever, whether now known or unknown, in and to any intangible property, including all trade names, unregistered trademarks and service marks, brand names, patents, copyrights, registered trademarks and service marks and all trade secrets and confidential know-how (collectively, the “Intangible Property”), invented, created, written, developed, furnished, produced or disclosed by Employee in the course of rendering his services to Company hereunder shall, as between the parties hereto, be and remain the sole and exclusive property of Company for any and all purposes and uses whatsoever, and Employee shall have no right, title or interest of any kind or nature in such Intangible Property, or in or to any results or proceeds therefrom.  Employee will, at the request of Company, execute such assignments, certificates and other instruments as Company may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, title and interest in and to, any of the foregoing.

                    (e) Return of Documents:  Employee agrees that all documents of any nature pertaining to activities of Company, its direct or indirect parents, subsidiaries, affiliates and related companies, used, prepared, or made available to Employee in the course of rendering his services to Company hereunder, including the information or materials covered by Sections 6(c) and 6(d) hereof, are and shall be the property of Company or, as the case may be, its direct or indirect parents, subsidiaries, affiliates or related companies, and that all copies of such documents shall be surrendered to Company whenever requested by the Company.

                    (f) Non-Competition Period:  “Non-Competition Period” means the period beginning on the date hereof and ending on the date that is the first anniversary of the date of termination of Employee’s employment with Company .

                    (g) Enforcement:  Employee acknowledges that irreparable damage would result to Company or its direct or indirect parents, subsidiaries, affiliates or related companies if the provisions of this Section 6 are not specifically enforced, and agrees that Company shall be entitled to any appropriate legal, equitable, or other remedy, including injunctive relief, in respect of any failure to comply with the provisions of this Section 6.

          7.       CHANGE IN CONTROL:

                    (a)     For purposes of this Section 7, the following terms shall have the meanings set out below:

                              (i)     “Board” means the Board of directors of the Company or successor entity described in clause (a)(ii)(C) or (D) below:

                              (ii)    “Change in Control” means the occurrence during the Term of any of the following events: (A) any acquisition by any Person or group (as defined in the Securities and Exchange Act of 1934 (“Exchange Act”)) other than a Permitted Shareholder of beneficial ownership of more than the greater of (I) thirty percent (30%) of Company’s then outstanding shares of Common Stock and (II) the Common Stock held by Permitted Holders, and Incumbent Directors cease to constitute more than fifty percent (50%) of the members of the Board; (B) consummation of a merger, reorganization, consolidation, or similar transaction (any of the foregoing a “Merger”), unless the Persons who were the beneficial owners of the Common Stock immediately before such Merger are the beneficial owners, immediately after such Merger, directly or indirectly, in the aggregate, of more than sixty percent (60%) of the common stock and other voting securities of the entity resulting from such Merger in substantially the same relative proportions as their ownership of the Common Stock immediately before the Merger; (C) consummation of a sale of all or substantially all of the assets of the Company (a “Sale”), unless the Persons who were the beneficial owners of the Common Stock, immediately before such Sale, are the beneficial owners, directly or indirectly, in the aggregate, of more than sixty percent (60%) of the common stock and other voting securities of the entity or entities that own such assets immediately after the Sale; or (D) approval by the Board or the Company shareholders of a plan of liquidation of the Company.

                              (iii)   “Incumbent Director” means an individual who is a member of the Board and who (i) is a member of the Board immediately before (i) the change in ownership described in Section 7(a)(ii)(A) or, (ii) if a change in the composition of the Board is made before the change in ownership described in clause (i) pursuant to an agreement with the purchasing Person or group described in Section 7(a)(ii)(A), the change pursuant to such agreement.

                              (iv)    “Permitted Holder” means Freeman, Spogli & Co., Inc. or Limited Brands, Inc., and “Permitted Holders” means Freeman, Spogli & Co., Inc. and Limited Brands, Inc.  The term “Permitted Holder” also includes any affiliate of an entity described in the preceding sentence.

                              (v)     “Person” means an individual, corporation, partnership, joint venture, association, limited liability company, joint-stock company, trust, or unincorporated organization, or a governmental agency, officer, department, commission, board, bureau, or instrumentality thereof.

                    (b)     If a Change in Control shall occur on or prior to the Termination Date or such earlier date upon which this Agreement is terminated in accordance with the provisions set forth herein, Options granted to Employee pursuant to Section 3(d) shall become fully vested on the date of such Change in Control to the extent not already vested.  In addition, if a Change in Control occurs as provided in the preceding sentence, and Company or its successor terminates Employee’s employment for a reason other than Cause, Disability, or death within one year following such Change in Control, or Employee resigns for Good Reason within one year following such Change in Control, Employee shall be entitled to benefits pursuant to this Section instead of the benefits due to him pursuant to the applicable provisions of Section 5.  Upon termination of Employee’s employment, Company or its successor shall pay Employee a lump sum payment equal to the sum of (i) Employee’s base salary annual salary at the rate in effect on the date of termination and (ii) Employee’s Target Bonus for the fiscal year in which the termination occurs, multiplied by 2.5.

          8.       ENTIRE AGREEMENT:  This Agreement contains the entire understanding between Company and Employee concerning Employee’s employment with Company, and supersedes all prior negotiations, term sheets, and agreements between them.

          9.       MODIFICATION:  No provision of this Agreement may be amended, modified, or waived except by written agreement signed by both Company and Employee.

          10.     GOVERNING LAW:  The provisions of this Agreement shall be construed in accordance with, and governed by, the laws of the State of Indiana without regard to principles of conflict of laws.

          11.     SAVINGS CLAUSE:  If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

          12.     SUCCESSORS; NO ASSIGNMENT OF AGREEMENT:  Except as otherwise provided herein, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, heirs, successors and assigns.  Employee acknowledges that his services are unique and personal.  Accordingly, Employee may not assign his rights or delegate his duties or obligations under this Agreement to any person or entity.

          13.     ADDITIONAL REPRESENTATIONS:  Employee represents and warrants to Company that he is knowledgeable and sophisticated as to business matters, including the subject matter of this Agreement, that he has read this Agreement and that he understands its terms.  Employee acknowledges that, prior to assenting to the terms of this Agreement, he had been given a reasonable time to review it, to consult with counsel of his choice, and to negotiate at arm’s-length with Company as to its contents.  Company and Employee agree that the language used in this Agreement is the language chosen by the parties to express their mutual intent, and that Employee has entered into this Agreement freely and voluntarily and without pressure or coercion from anyone.  Employee represents and warrants to Company that he is not bound by any agreement or subject to any restriction which would interfere with or prevent his entering into or carrying out this Agreement.

          14.    RIGHTS AND WAIVERS:  All rights and remedies of the parties hereto are separate and cumulative, and no one of them, whether exercised or not, shall be deemed to be to the exclusion of any other rights or remedies or shall be deemed to limit or prejudice any other legal or equitable rights or remedies which either of the parties hereto may have.  No party to this Agreement shall be deemed to waive any rights or remedies under this Agreement unless such waiver is in writing and signed by such party.  No delay or omission on the part of either party in exercising any right or remedy shall operate as a waiver of such right or remedy or any other rights or remedies.  A waiver on any one occasion shall not be construed as a bar to or a waiver of any right or remedy on any future occasion.

          15.    SURVIVABILITY:  The expiration or termination of this Agreement shall not operate to affect such of the provisions hereof as are expressed to remain in full force and effect notwithstanding such termination.

          16.    CAPTIONS:  The captions of this Agreement are for descriptive purposes only and are not part of the provisions hereof and shall have no force or effect.

          17.    NOTICES:  All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows (or to such other party or address as Company or Employee may designate in notice duly delivered to the other pursuant to this section):

                    If to Employee, to him at his address set forth in the preamble hereto.

                    If to Company, to it at:

                    Galyan’s Trading Company, Inc.
                    One Galyans Parkway
                    Plainfield, Indiana  46168
                    Attn: Chief Executive Officer

                    With copies to:

                    Norman S. Matthews
                    650 Madison Avenue-23rd Floor
                    New York, NY  10022

          18.    NO DUTY TO MITIGATE:  Payments due to Employee following his termination of employment are not conditioned upon Employee’s attempting to mitigate his losses by seeking other employment or taking other action, and Employee shall be under no obligation to do so.

                    IN WITNESS WHEREOF, Company and Employee, intending to be legally bound, have executed this Agreement on the day and year first above written.

EMPLOYEE:	COMPANY:
GALYAN’S TRADING COMPANY, INC.

/s/ RICHARD LETO	By:	/s/ EDWIN J. HOLMAN

Richard Leto		Edwin J. Holman Chief Executive Officer

Date Signed: April 30, 2004		Date Signed: May 10, 2004

Exhibit A

GALYAN’S TRADING COMPANY, INC.
2004 STOCK OPTION AGREEMENT

          THIS 2004 STOCK OPTION AGREEMENT (“Agreement”) is entered into as of  the _____ day of __________ 2004, by and between Galyan’s Trading Company, Inc., an Indiana corporation (“Company”), and Richard Leto (“Optionee”) pursuant to the Galyan’s Trading Company, Inc. 1999 Stock Option Plan, as amended (“Plan”).  All capitalized terms not otherwise defined herein shall have the meanings set forth in the Plan.

R E C I T A L S

          A.          Optionee is to be employed by the Company pursuant to an Employment Agreement dated May 10, 2004 (“Employment Agreement”).

          B.          Company has determined to grant Optionee the right to purchase shares of common stock of the Company pursuant to the terms and conditions of this Agreement and the Plan.

A G R E E M E N T:

          NOW, THEREFORE, in consideration of the covenants hereinafter set forth, the parties agree as follows:

1.	Options; Number of Shares.

          (a)          Company hereby grants to Optionee the right to purchase (each an “Option” and collectively, the “Options”) up to 250,000 shares of common stock, no par value, of the Company (“Common Stock” or “Shares”) at a per share price (“Purchase Price”) equal to the closing price of a share of Common Stock on the date of execution of the Employment Agreement (May 10, 2004), $9.17.

          (b)          The Options and the right to purchase all or any portion of the Shares are subject to the terms and conditions stated in this Agreement and in the Plan.  Upon exercise of an Option and payment of the Purchase Price, Optionee shall become a shareholder of the Company, with all rights and privileges of a shareholder of the Company in respect of any Shares issuable upon such exercise.  It is intended that the Options will not qualify for treatment as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (“Code”).

2.	Exercise Criteria.

          (a)          Unless vesting of the Options is accelerated pursuant to Subsection (b), one-third of the Options shall become vested on each of the first three anniversaries of the date hereof, provided Optionee is employed by Company on such anniversary date.

(b) Upon a Change in Control (as defined in Section 7 of the Employment Agreement), all outstanding Options shall become 100% vested.

          (c)          If the Plan and the outstanding Options terminate pursuant to Section 13(b) of the Plan (with no substitution, assumption, settlement, or other continuation), and ten days’ notice referred to in Section 13(b) is required to be given to Optionee (or would be required to be given to Optionee if his Options were vested on such date), all of the Options shall become vested as of the date preceding such notice, and Optionee shall have the exercise rights specified in Section 13(d) with respect to all outstanding Options.

          3.        Termination of Options.  The Options and Optionee’s right to exercise the Options shall terminate on the expiration of seven (7) years from the date hereof, unless terminated earlier pursuant to Section 4 hereof or the Plan (including, without limitation, Section 13(b) of the Plan).

          4.        Effect of Termination of Employment or Death.

          (a)          If the Company terminates Optionee’s employment for Cause (as defined in Section 4(a) of the Employment Agreement), or Optionee resigns for other than Good Reason or Special Resignation pursuant to Section 4(e) or 4(f) of the Employment Agreement, Optionee’s right to exercise any outstanding Options shall terminate immediately upon his termination of employment.

          (b)          If Optionee’s employment terminates during the term of the Employment Agreement pursuant to Section 4(b), (c), (d), (e), or (f), Optionee (or, Optionee’s estate, in case of his death) may exercise any or all of his outstanding vested Options at any time before the earlier of (i) the first anniversary of his termination of employment or (ii) the date on which his right to exercise such vested Options would have terminated if he had not terminated employment.

          (c)          If Optionee’s employment terminates for a reason other than as provided in Subsection (a) or (b) above, Optionee (or his estate, in case of his death) may exercise any or all of his outstanding vested Options at any time before the earlier of (i) 90 days after his termination of employment date or (ii) the date on which his right to exercise such vested Options would have terminated if he had not terminated employment.

          5.        Termination of Employment or Other Relationship.  The termination of Optionee’s employment shall not accelerate the vesting of the Options.  The Options may be exercised only with respect to that number of Shares which could have been exercised under the Options had such Options been exercised by Optionee on the date of such termination (for a termination other than Cause) and only for the limited period of time set forth in Section 4.

2

          6.         Death of Optionee: No Assignment.  The rights of Optionee under this Agreement may not be assigned or transferred except by will, by the laws of descent or distribution, and may be exercised during the lifetime of Optionee only by such Optionee; provided, however, that in the event of disability (within the meaning of Section 22(e)(3) of the Code) of Optionee, Optionee’s designee or legal representative may exercise the Options on behalf of Optionee (provided the Options would have been exercisable by Optionee) until the right to exercise the Options otherwise expires.  Any attempt to sell, pledge, assign, hypothecate, transfer, or otherwise dispose of the Options in contravention of this Agreement or the Plan shall be void.  If Optionee should die while Optionee is engaged in an employment relationship with the Company or within 90 days after termination of such relationship, and provided Optionee’s rights hereunder shall have vested, in whole or in part, pursuant to Section 2 hereof, Optionee’s designee, legal representative, or legatee, the successor trustee of Optionee’s inter vivos trust or the person who acquired the right to exercise the Options by reason of the death of Optionee (individually, a “Successor”) shall succeed to Optionee’s rights under this Agreement.  After the death of Optionee, only a Successor may exercise the Options.

          7.        Exercise of Options.  No Option granted under this Agreement shall be exercisable until and except to the extent that it has vested.  On or after the vesting of the Options in accordance with Section 2 hereof and until termination of the Options in accordance with this Agreement and the Plan, the Options may be exercised by Optionee (or such other person specified in Section 6 hereof) to the extent exercisable as determined under Section 2 hereof, upon delivery of the following to the Company at its principal executive offices:

(a) a written notice of exercise which identifies this Agreement, the type of Option to be exercised, and states the number of Shares to be purchased;

          (b)          a check, cash or any combination thereof in the amount of the aggregate Purchase Price (or payment of the aggregate Purchase Price in such other form of lawful consideration as the Committee may approve from time to time under the provisions of Section 7 of the Plan);

          (c)          a check or cash in the amount reasonably requested by the Company to satisfy the Company’s withholding obligations under federal, state or other applicable tax laws with respect to the taxable income, if any, recognized by Optionee in connection with the exercise, in whole or in part, of the Options (unless the Company and Optionee shall have made other arrangements for deductions or withholding from Optionee’s wages, bonus or other income paid to Optionee by the Company, provided, however, such arrangements must satisfy the requirements of all applicable tax laws);

3

          (d)          any written representations and/or undertakings, in such form and substance as the Company may deem necessary or desirable to assure compliance with all applicable legal and accounting requirements; and

(e) such further acts as may be necessary to register Optionee as a shareholder of the Company.

Fractional share interests shall be disregarded, but may be cumulated.  No fewer than 100 Options may be exercised at any one time, unless the number is the total number of Options exercisable at the time.

          8.        Continuance of Employment Required; No Employment Commitment.  The vesting schedule requires continued employment through each applicable vesting date as a condition to the vesting of the applicable installment of the Options and the rights and benefits under this Agreement.  Partial employment, even if substantial, during any vesting period will not entitle Optionee to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of employment as provided in Section 3 above or under the Plan.

          9.        No Rights as a Stockholder.  Neither Optionee nor any other person entitled to exercise any Option shall have any of the rights or privileges of a stockholder of the Company as to any shares of Common Stock until the issuance and delivery to him or her of a certificate evidencing the shares registered in his or her name.  No adjustment will be made for dividends or other rights as to a stockholder for which a record date is prior to such date of delivery.

          10.       The Plan.  The Options and all rights of Optionee thereunder and/or hereunder are subject to, and Optionee agrees to be bound by, all of the terms and conditions of the Plan, which are incorporated herein by this reference.  Unless otherwise expressly provided in these terms and conditions, provisions of the Plan that confer discretionary authority on the Board or the Committee do not (and shall not be deemed to) create any additional rights in Optionee not expressly set forth in this Agreement or in a written amendment hereto signed by the Company.  If there is any conflict or inconsistency between the terms and conditions of this Agreement and of the Plan, the terms and conditions of the Plan shall govern; provided, however, notwithstanding any provision of the Plan to the contrary, including the final sentence of Section 8.1 thereof, any determination of whether Optionee’s employment has terminated and the section of Optionee’s Employment Agreement pursuant to which such termination occurs shall be made pursuant to the terms of the Employment Agreement without regard to the Plan or this Option Agreement.  Optionee acknowledges receipt of a complete copy of the Plan and agrees to be bound by its terms.  Optionee acknowledges reading and understanding the Plan.

(a) Further Assurances. Each party hereto agrees to perform any further acts and execute and deliver any documents which may be reasonably necessary to carry out the intent of this Agreement.

4

          (b)          Notices.  Except as otherwise provided herein, all notices, requests, demands and other communications under this Agreement shall be in writing, and if by telegram or telecopy, shall be deemed to have been validly served, given or delivered when sent, or if by personal delivery or messenger or courier service, or by registered or certified mail, shall be deemed to have been validly served, given or delivered upon actual delivery, at the following addresses, telephone and facsimile numbers (or such other address(es), telephone and facsimile numbers a party may designate for itself by like notice):

If to Optionee:

To the Optionee’s most recent address or telecopy number reflected on the Company’s records.

If to the Company:

Galyan’s Trading Company, Inc.
One Galyans Parkway
Plainfield, IN 46168
Attn: General Counsel
Telecopy: (317) 532-0269

With a copy to:

Norman S. Matthews
650 Madison Ave., 23rd Floor
New York, NY 10022

          c.          Amendments.  This Agreement may be amended only by a written agreement executed by both of the parties hereto.  The Company may, however, unilaterally waive any provision hereof in writing to the extent such waiver does not adversely affect the interests of Optionee hereunder, but no such waiver shall operate as or be construed to be a subsequent waiver of the same provision or a waiver of any other provision hereof.

d. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana without regard to conflict of law principles thereunder.

          e.          Entire Agreement.  This Agreement constitutes the entire agreement and understanding among the parties pertaining to the subject matter hereof and supersedes any and all prior agreements, whether written or oral, relating hereto.

5

          f.          Headings.  Introductory headings at the beginning of each section and subsection of this Agreement are solely for the convenience of the parties and shall not be deemed to be a limitation upon or description of the contents of any such section and subsection of this Agreement.

g. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original and both of which, when taken together, shall constitute one and the same agreement.

          IN WITNESS WHEREOF, the Company and Optionee have executed this Agreement as of the date first above written.

THE COMPANY:	OPTIONEE:

Galyan’s Trading Company, Inc.
an Indiana corporation

By:

Norman S. Matthews,	Richard Leto
Chairman of the Board

6